Exhibit j.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VALIC Company I of our report dated , relating to the financial statements and financial highlights of Systematic Growth Fund (formerly, Blue Chip Growth Fund), which appears in the VALIC Company I Annual Report on Form N-CSR for the year ended . We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

April 27, 2023